EXHIBIT 3

Citibank, N.A.
P.O. Box 728
38 Esplanade
St. Helier
Jersey JE4 8ZT
Channel Islands                                        THE CITIBANK PRIVATE BANK

Fax:  44 1534 608190
Telex:  4192436
Thomas M. Rilko Direct Line No. 44 1534 608142

Our ref:  PBG/TMR/HP

21st November 1997

Kingdom 5KR-63


Your Highness:

We are pleased to offer you the Facility (the "Facility") specified below on the terms and conditions contained herein and in the Appendix hereto. Terms used herein shall have the meanings given to them in the Appendix unless the context otherwise requires.

1.  FACILITY

The Facility is an uncommitted loan facility subject to the following limits:

a) At no time may the amount outstanding under the Facility (whether by way of principal, interest or otherwise) exceed the loanable value of the securities, cash and other collateral held for your account by our Luxembourg Branch on account no. 158323 (the "Collateral"). In this letter "loanable value" means the value which we (in our absolute discretion) attached to the Collateral; and

b) At no time may the aggregate amount outstanding by way of principal under the uncommitted loan facilities made available by us today to you, Kingdom 5 KR-62, Kingdom 5 KR-13 and Kingdom 5 KR-15 exceed US$390,000,000 (Three Hundred and Ninety Million United States Dollars).

We will decline to permit any drawing under the Facility if we believe that either of the above limits will or may be exceeded.




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2.  SECURITY

The Facility will be secured by:

a) a TPC (Third Party Collateral) for an amount acceptable to the Bank, to be provided by Citibank N.A. Luxembourg; and

b)   such other documentation as Citibank (Luxembourg) S.A. or we may require.

3.  PURPOSE

The purpose of the Facility is to provide you with funds for investments in public or private securities. The Facility shall be used for this purpose and no other purpose whatsoever.

4.  DRAWDOWN OF FACILITY

Provided that the conditions precedent specified in Paragraph 2 of the Appendix are satisfied on or before 30th November 1997, the Facility shall become available for drawdown. We shall require not less than 2 business days notice from Citibank (Luxembourg) S.A. or any other specified party of any proposed drawing containing such information and particulars as we may from time to time stipulate.

Any unutilised portion of the Facility may be cancelled by us at any time on 2 days notice.

5.  INTEREST

a) Interest shall be charged on a daily basis on the amount of the Facility utilised from time to time at 0.375% per annum above 1, 2, 3 or 6 months LIBOR applicable to the currency and term of borrowing from time to time on the portion of the Facility which is secured by New York Stock Exchange listed companies; and/or

b) Interest shall be charged on a daily basis on the amount of the Facility utilised from time to time at 0.5% per annum above 1, 2, 3 or 6 months LIBOR applicable to the currency and term of borrowing from time to time on the portion of the Facility which is secured by ADR companies (American Depository Receipt); and/or

c) Interest shall be charged on a daily basis on the amount of the Facility utilised from time to time at 0.75% per annum above 1, 2, 3 or 6 months


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     LIBOR applicable to the currency and term of borrowing from time to time on the portion of the Facility which is secured by NASDAQ listed companies.

6.  PREPAYMENT

You may prepay all or part of such drawings, subject to a minimum repayment of US$1,000,000 (One Million United States Dollars) provided however that if you prepay during an interest period, you shall concurrently pay any breakage costs if applicable stipulated by us on the amount prepaid, calculated by reference to the remaining term of the current interest period at the rate prevailing at that time on such drawings.

7.  REPAYMENT

Notwithstanding anything elsewhere in this letter, all sums owing shall be forthwith repayable on demand made by us at any time on you. However we do not presently intend to make such a demand unless an Event of Default (as set out at clause 13 of the Appendix) has occurred.

Without prejudice to the above paragraph, if no demand has been made all sums owing hereunder shall be repaid on 24th November 1998 or such later date as we may agree.

Please sign and return the attached copy of this letter to confirm that you have read this letter and the Appendix and that you accept the offer of the Facility upon and subject to the terms and conditions set out in this letter and the Appendix.

Yours faithfully
For an on behalf of

Citibank N.A.

/s/ Thomas M. Rilko

Thomas M. Rilko
Vice President

PRIVATE BANKING GROUP

cc:      Ted Desmarais, Hogan & Hartson
cc:      Mike Jensen, Citibank, Geneva


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                                 Kingdom 5KR-63
                    Facility Letter dated 21st November 1997

                                   ACCEPTANCE

I have read the Facility Letter, of which the above is a true copy and the Appendix attached thereto and I accept the Facility upon and subject to the Terms and Conditions set out in the Facility Letter and the Appendix.

/s/ HRH Prince Alwaleed Bin Talal Bin Abdulaziz Al Saud
---------------------------------------------------=---
On behalf of Kingdom 5KR-63

Dated:  November 29, 1997


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APPENDIX

1.  Interpretation

(a) In the Facility Letter, the following words and expressions shall have the following meanings:

         "we," "our", "ours"      means Citibank N.A.
         and "us"

         "you", "your" and        means the  person or persons  who have  signed
         "yours"                  the  Facility  Letter or on whose  behalf  the
                                  Facility Letter has been signed.

         "Account"                means any account opened by you with us at any
                                  time.

         "Base Currency"          means the  currency  in which the  Facility is
                                  denominated, or in the case of multicurrency option Facilities and FX Lines means United
                                  States Dollars.

         "Business Day"           means a day on which  banks in Jersey are open
                                  for business, which for the avoidance of doubt shall not include Saturdays, Sundays or bank and public holidays.

         "Close-Out Date"         means  any  Business  Day on  which  FXCs  are
                                  closed-out pursuant to paragraph 14 below.

         "Facility"               means the  facility or  facilities  granted to
                                  you pursuant to the Facility Letter.

         "Facility Letter"        means  the  facility   letter  to  which  this
                                  Appendix is attached.

         "FX Line"                means the foreign  exchange line (if any) made
                                  available pursuant to the Facility Letter.

         "FXC or FXCs"            means a Foreign  Exchange  Contract or Foreign
                                  Exchange Contracts entered into as a result of the utilisation of the FX Line and shall include put and call options between any of the currencies stipulated in the Facility
                                  Letter and purchased or written for your account.

         "Guarantee"              means  the   guarantee  to  be  given  by  the
                                  Guarantor (if any) in a form acceptable to us.

         "Guarantor"              means the  guarantor  or  guarantors  (if any)
                                  required to give a Guarantee.


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         "Margin"                 means the  margin by which the net  realisable
                                  value of the security for the Facility shall exceed the amount of your liabilities under the Facility from time to time.

         "Major Currencies"       means  United  States  Dollars,  Deutschmarks,
                                  Swiss Francs,  Japanese Yen, French Francs and
                                  Pounds Sterling.

         "Matched FXCs"           means  two  or  more  FXCs  between  the  same
                                  currencies and for the same delivery date where one or more of the FXCs is for a sale and one or more of them is for a purchase of such same currencies; and call options written and call options purchased between the same currencies, with the same final exercise date and at the same exercise price; and put options written and put options purchased between the same currencies, with the same final exercise date and at the same exercise price. There shall also be treated as matched
                                  FXCs call options written and put options purchased where the underlying currency to be delivered is the subject of an FXC (other than an option) under which you will be obliged to take delivery of that underlying currency before the earliest date on which delivery would be required under the option.

         "Other Currencies"       means Australian  Dollars,  Canadian  Dollars,
                                  ECUs, Dutch Florins, Spanish Pesetas or any other currency which we may agree in writing.

         "Property"               means any  immovable  property  charged  to us
                                  pursuant to the Security Documents.

         "Security"               means the  security  specified in the Facility
                                  Letter.

         "Security Documents"     means  such  security   documentation   as  we
                                  consider necessary in order to provide us with security for the Facility.

         "Settlement Date"        means in the case of FXCs other than  options,
                                  that  date  on  which  under  an FXC we are to
                                  deliver  to you a  pre-determined  amount of a
                                  specific cleared currency and on which you are
                                  to  deliver to us a  pre-determined  amount of
                                  another  specific  cleared  currency both such
                                  deliveries  relating  to the same FXC.  In the
                                  case of FXCs which are options the "Settlement
                                  Date"  shall  mean  that  date  on  which  the
                                  underlying   option   currencies   are  to  be
                                  delivered.

         "Trust Instrument"       means  the   Instrument   of  trust  (if  any)
                                  declaring the trusts for the purposes of which we are offering to make available


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



                                  the Facility to you in your capacity as trustee.

(b) Expressions referring to the singular shall include the plural and expressions referring to the masculine shall include the feminine and neuter, and vice versa in each case.

(c) Words importing persons shall include bodies of persons whether corporate or unincorporate.

(d)  All headings should be ignored in construing this Facility Letter.

2.   Conditions Precedent
     The Facility shall become available for utilisation by you after we shall have received in form and substance satisfactory to us, no later than the date specified in the Facility Letter:

     (a)  the enclosed copy of the Facility Letter duly accepted by you;

     (b) such relevant information as we may reasonably request including a Net Worth/Sources/Uses of Funds Statement;

     (c)  each of the Security Documents duly executed;

     (d) where you are a corporate body, a certified copy of your Memorandum and Articles of Association and Certificate of Incorporation (or the equivalent documents);

     (e) where you are a corporate body, a certified copy of the Resolutions of your Directors authorising the acceptance of the Facility and the execution of the Security Documents;

     (f) where the Facility is being made available to you in your capacity as trustee a certified copy of the instrument(s) constituting the trust and evidencing your appointment as such trustee and a certified copy of trustee resolutions authorising the acceptance of the Facility and the execution of the Security Documents;

     (g) where the Facility is an FX Line, a notice given at least two Business Days in advance specifying the proposed date for each foreign exchange or option transaction, it being clearly understood that we shall not be obliged to enter into any particular FXC at any time if we, in our sole discretion, determine not to do so and shall not be obliged to give any reason therefor;

     (h) Where the Facility permits drawings in currencies other than Pounds Sterling or exchanges between currencies (whether or not including Pounds Sterling), a notice given at least two Business Days in advance specifying the proposed date for each transaction;

     (i) such legal opinions as we shall consider are necessary to satisfy ourselves that you have capacity to accept the Facility and that the Security Documents are legally


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



          valid and binding obligations of you duly enforceable in accordance with these terms;

     (j) such other documentation as we shall reasonably consider necessary including Account Opening Documentation;

     (k)  Payment of any facility fees as specified in the Facility Letter.

3.   Undertakings

     You undertake to us that until the termination date or until all monies which may become due by you to us pursuant to the Facility are paid:

     (a) your liabilities pursuant to this facility will rank at least equally and rateably (pari passu) in point of priority and security with all your other liabilities (both actual and contingent) except:

          (i) liabilities which are subject to liens or rights of set off arising in the normal course of your business and the amount of which will not in our opinion, prejudice your ability to perform you obligations hereunder; and,

          (ii) liabilities which are preferred solely by Jersey Law and not by reason of any security interest;

          and you will not create or permit to exist over any of your assets any security interest other than is permitted under (i) above unless the benefit of the security interest is, upon its creation or arising, extended equally and rateably to our satisfaction to your liabilities under the Facility Letter and so that, in default of such extension, the person entitled to the security interest shall (if he had notice of this undertaking) hold the security interest pro tanto upon trust for us;

     (b) where you are a corporate body, you will carry on and conduct your business and affairs in a proper and efficient manner;

     (c) you shall not effect any of the following without our prior consent in writing:

          (i) sell or otherwise dispose of any material part of your assets or, where you are a corporate body, any material part of your business;

          (ii) enter into any partnership or joint venture agreement;

          (iii)where you are a corporate body, enter into any contract outside your normal course of business;

          (iv) where you are a corporate body, enter into any transaction, arrangement or agreement with or for the benefit of any of your directors;

          (v) create or issue any debenture, mortgage, charge or any other security.


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



     (d) where applicable, you will notify us forthwith if you become aware of the occurrence of an Event of Default or any event which with the giving of a notice and/or the lapse of time and/or the relevant determination would constitute such an Event of Default.

     (e)  where security is being taken by the charging of immovable property:

          (i) you shall maintain insurance on the Property in accordance with good commercial practice, against such risks and for such amounts and with such insurance company as may be acceptable to us and, without prejudice to the generality of the foregoing and unless otherwise agreed in writing, such insurance shall include cover for damage arising from fire, explosion, storm, tempest, earthquake, impact, subsidence, aircraft and articles dropped therefrom, malicious damage, bursting and overflowing of pipes and tanks, riot and civil commotion, flooding, lightning and oil leakage, and you shall ensure that our interest in the Property is noted thereon; and

          (ii) you shall not without our prior written consent (which may in our absolute discretion be refused) alter the structure of the Property or enter into any contract for the refurbishment or renovation of the Property or in any way deal with the Property including, but without prejudice to the generality of the foregoing, the granting of leases or tenancies of the Property.

4.   Further Representations and Warranties

     By acceptance of the Facility you represent and warrant to us that:

     (a) you have the capacity to enter into, exercise your rights and perform and comply with the obligations under the Facility Letter and the Security Documents;

     (b) the obligations expressed as being assumed by you under the Facility Letter and the Security Documents constitute your valid, legal and binding obligations enforceable against you in accordance with their respective terms;

     (c) neither the execution and delivery of the form of acceptance endorsed on the Facility Letter or the Security Documents by you nor the performance or observance of any of your obligations under this Letter or the Security Documents will conflict with, or result in any breach of, any law, statute, regulation, indenture, mortgage, trust deed, agreement or other instrument, arrangement, obligation or duty by which you are bound or cause any limitation on any of your powers, howsoever imposed, or on your right or ability to exercise such powers, to be exceeded;

     (d)  no Event of Default has occurred and remains unremedied;

     (e) in the event that you are acting as a trustee, all necessary action has been taken to appoint you as trustee of the trusts declared by the Trust Deed and you have the power and authority as such trustee to accept the Facility and to give the security contemplated by the Security Documents;


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     (f)  you are not in default under any law, statute, regulation,  indenture, mortgage, trust deed, agreement or other instrument, arrangement, obligation or duty by which you are bound;

     (g) there exists no mortgage, charge, pledge, lien, encumbrance or other security interest whatsoever over the whole or any part of your assets, present or future; and

     (h) no litigation, administrative or arbitration proceeding before or of any court, government authority or arbitrator is presently taking place, pending or threatened against you or against any of your assets.

     These representations and warranties shall be deemed to be repeated on the date of the first and (where applicable) any subsequent draw-downs. For the avoidance of doubt, each utilisation of an FX Line shall be deemed to be a separate draw-down.

5.   Valuation of Property and Surveyor's Reports
     Where security is being taken by the charging of immovable property:

     (a) At any time during the continuance of the Facility we shall have the right at your expense to appoint an independent valuer to value the Property the valuation being made on such basis as we in our absolute discretion shall determine.

     (b) If at any time in our opinion the net realisable value of the Security would not exceed the amount required to discharge all amounts owed under the Facility by the applicable Margin, we may, without prejudice to any rights to demand repayment of the whole of the Facility, require you, on such terms as we shall determine, to:

          (i) reduce the amounts owing under the Facility by such amount as we shall specify; or

          (ii) provide such further security acceptable to us, as shall in either case restore the Margin.

     (c) In addition we shall have the right at your expense to appoint at any time during the continuance of the Facility an independent firm of chartered surveyors to report to us on the structural condition of the Property or on such other matter as we in our absolute discretion see fit.

6.   Margin
     We shall from time to time determine the Margin required by us and in the event that the net realisable value of the Security does not in our opinion provide us with the required Margin upon our request you shall, without prejudice to any of our rights to demand repayment restore the Margin either by reducing the amounts of your liability to us or providing us with further security acceptable to us.


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



7.   Authorisation
     In the event of any sum becoming due by you to us pursuant to the Facility you hereby authorise us to debit any of your accounts with the amount due or, in our absolute discretion, to sell all or any securities held in any capacity by us for you in order to realise the amount due and you hereby agree that we shall be under no obligation to give any prior notice of any action taken pursuant to the authority hereby conferred and you hereby indemnify us against all actions, proceedings, losses, costs, damages and other demands which you may suffer or incur by reason of or arising as a result of our taking any action hereby authorised.

8.   Costs and Expenses
     You will forthwith pay to us on demand all reasonable expenses, including legal fees, incurred by us in connection with your application for the Facility, the granting of the Facility, the preparation and/or the approval of the Security Documents and any approvals thereunder or variations thereof and their preservation or enforcement or attempted preservation or enforcement.

9.   Interest
     In the case of Pounds Sterling liabilities, interest will accrue on a 365 day year basis. In any other case, interest will accrue on a 360 day year basis.

10.  Taxes
     All payments to be made by you hereunder shall be made free and clear of any deduction or withholding; if you are required by law to make any deduction or withholding on account of tax or otherwise from any such payment, the sum due from you in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, we receive a net sum equal to the sum which we would have received had no deduction or withholding been made.

11.  Increased Costs
     If by reason of:

     (a)  any change in law or in its interpretation of administration; and/or

     (b) compliance with any request from or requirement of any central bank or other fiscal, monetary or other authority;

     the cost to us or funding or maintaining the Facility is increased or we become liable to make any payment (not being a payment of tax on our overall net income) or any increased payment on or calculated by reference to the amount of the Facility, you shall from time to time on our demand promptly pay to us amounts sufficient to indemnify us against, as the case may be, such increased cost or such liability. If we intend to make a claim pursuant to this paragraph for indemnification against an increased cost, we shall notify you of the event by reason of which we are entitled to do so. Any determination by us of the amount of any such increased cost shall be conclusive and binding on you for all purposes.


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12.  Rights Cumulative, Waiver
     Our rights under the Facility Letter are cumulative, may be exercised as often as we consider appropriate and are in addition to our rights under the general law. Our rights (whether arising under the Facility Letter or under the general law) shall not be capable of being waived or varied otherwise than by an express waiver or variation in writing and in particular any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right; any defective of partial exercise of any such right shall not preclude any other or further exercise of that or any other such rights; and no act or course of conduct or negotiation on our part shall in any way preclude us from exercising any such right or constitute a suspension or any variation of such right.

13.  Events of Default
     If any of the following events occur:

     (a) you fail to pay any amount due under the Facility Letter on the due date or on demand, if so payable;

     (b) you fail to observe or perform any obligations under the Facility Letter or under the Security Documents as the case may be or under any undertaking or arrangement entered into in connection therewith;

     (c)  any   representation,   warranty  or  statement   which  is  made  (or
          acknowledged to have been made) by you in connection with the Facility proves to be incorrect in any material respect;

     (d) any indebtedness of you or the Guarantor for borrowed money becomes due and payable prior to its specified maturity, you or the Guarantor are in breach or default under any agreement or document evidencing or regulating such indebtedness, you or the Guarantor fail to pay any sum due to be paid by you under the Facility or the Guarantor under the Guarantee, you or the Guarantor are unable or fail to admit your or the Guarantor's inability to pay your or the Guarantor's debts as they fall due, or commit any act or omission which is indicative of insolvency or make a general assignment for the benefit of, or a composition with, your or the Guarantor's creditors;

     (e) an encumbrancer takes possession or a trustee, receiver or similar officer is appointed of any of your or the Guarantor's assets or a distress or any form of execution is levied or forced upon any of your or the Guarantor's assets;

     (f)  it becomes  unlawful  for you or the  Guarantor  or us to perform  the
          obligations   under  the  Facility  Letter  or  any  of  the  Security
          Documents;

     (g) any circumstances arise which give reasonable grounds in our opinion for the belief that you may not (or may be unable to) perform your obligations under the Facility Letter;


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



     (h) you or the Guarantor become or are declared bankrupt as defined in the Interpretation (Jersey) Law 1954 or commit any act indicative of bankruptcy;

     (i)  any Security Documents shall cease to be enforceable by us;

     (j) in the case of FX Lines only, at any time we determine that the net cumulative book losses attributable to open FXCs, including Matched FXCs, exceeds 40% of the lendable value of the Security; or

     (k) in the case of FX Lines only, at any time within two Business Days of the date of maturity of any open FXC which is unmatched, we are of the opinion that you have insufficient funds in accounts on which we are entitled to draw for the purpose of meeting liabilities under that FXC;

     then we may at any time thereafter by notice to you declare that the Facility, together with accrued interest and all amounts payable hereunder are immediately due and payable and the Facility shall thereupon terminate (or, in the case of an FX Line, we may close out or match, in accordance with the Close-Out Formula, sufficient FXCs to restore the margin).

14.  Close-Out Formula
     Closing out of FXCs other than option shall be conducted in the following manner (the "Close-Out Formula"):

14.1 (a) each balance of currency (other than the Base Currency) with a Settlement Date on or after the Close-Out Date shall be notionally converted into the Base Currency at the appropriate market rate (as conclusively determined by us) at which on the Close-Out Date, we could enter into a contract in the foreign exchange market to buy that other currency in exchange for the Base Currency for delivery on the appropriate Settlement Date;

     (b) in respect of each Settlement Date, the balance of the Base Currency account for such Settlement Date shall be consolidated with the Base Currency sum calculated in accordance with paragraph (a) above to determine the net amount to be paid or received on such Settlement Date;

     (c) each Base Currency amount calculated in accordance with paragraph (b) above will be notionally discounted so as to calculate the Base Currency sum which, when aggregated with the amount of interest which could be earned on that sum if it were placed on a deposit for the period from the Close-Out Date to the Settlement Date at the appropriate Eurodollar rate (to be conclusively determined by us), assuming (in the case of Pounds Sterling) a year with 365 days or (in the case of any other currency) a year with 360 days, would equal the relevant Base Currency amount;

     (d) on the basis that an amount outstanding to your credit is an amount owed by us to you and an amount outstanding to your debit is an amount owing from you to us,


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



          the aggregate amount of all the Base Currency amounts calculated in accordance with paragraph (a), (b) and (c) above as owed by you to us, will be deducted from the aggregate amount of all Base Currency amounts so calculated as owing to you; and

     (e) the amounts determined shall be payable by us if that deduction produces a positive figure and by you if that deduction produces a negative figure.

14.2 In the case of FXCs consisting of options, closing-out shall be conducted by purchasing or writing from or with you FXCs on such terms as we in our absolute discretion think fit (the "Option Close-Out Formula"), but with a view to there arising Matched FXCs, in which case you shall be bound accordingly.

14.3 We shall not be liable to you for any loss or other damage which you may suffer as a result of our exercise of any of our rights under this agreement in respect to Closing-Out or entering into any other transactions with a view to protecting our position in accordance with this clause.

14.4 Following close out, all obligations of us to you, or of you to us in respect of FXCs shall be automatically and immediately satisfied, discharged and replaced by an obligation upon you or us, as the case may be, to pay an amount determined in accordance with the Close-Out Formula or the Option Close-Out Formula.

15.  Maturing FXCs
     On the maturity of FXCs, all entries will be passed over the Account unless otherwise agreed by us.

16.  Netting Off

16.1 Immediately upon any FXC other than a put or call option written or purchased by you or for your account being entered into resulting in there being Matched FXCs:

     (a) the amount of each currency bought under a Matched FXC will be netted against the aggregate amount of that currency sold under all FXCs with which it is matched and vice versa, and

     (b) all obligations under each such FXC will be automatically satisfied and discharged and replaced by an obligation to pay the net aggregate amount resulting from such netting of each currency on the Settlement Date to you or us as the case may be.

16.2 Immediately upon any put or call option being written or purchased resulting in there being Matched FXCs, the amount of each currency the subject of the purchased call option which is a Matched FXC shall be netted against the aggregate amount of that currency to be delivered under call options written, or put options purchased with which it is matched, and vice versa, and the amount of each currency the subject of a put option written which is a Matched FXC will be netted against the aggregate amount of that currency the subject of all call options purchased and vice-versa.


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



16.3 In the case of put options or call options which are Matched FXCs, the liability under such Matched FXCs shall be mutually extinguished and neither of us shall thereafter be entitled to call on the other for the exercise of such options.

16.4 FXCs shall be capable of being matched in part, in which case the FXC covering the larger amount of underlying currency shall be deemed to be divided into two parts: the part that is matched and the part that is unmatched. Upon the one part becoming matched, the balance shall be treated as a new FXC.

17.  Set off
     At all times, whether before or after the right to close-out FXCs (if any) has arisen in addition to any other of our rights we shall be entitled to apply any sum due from us to you on any account whatsoever and in whatever currency in or towards satisfaction of any sum due to us from you.

18.  Withdrawals
     Any withdrawal made pursuant to the Facility shall be made on a Business Day and shall be deemed to constitute a repeat of the warranties set out in this Appendix.

19.  Notices
     Any notices or communications under the Facility Letter shall be in writing and shall be delivered personally or sent by post, telex or cable to the address given in the Facility Letter or at such other addresses which may be notified in writing. Proof of posting or despatch of any notice or communications to you shall be deemed to be proof of receipt:

     (a)  in the case of a letter three Business Days after having been posted;

     (b) in the case of a telex, facsimile or cable, on the Business Day immediately following the date of despatch.

20.  Invalidity
     If any of the provisions in the Facility Letter become invalid, illegal or unenforceable in any respect under any law, the validity and legality or enforceabliity of the remaining provisions shall not in any way be affected or impaired.

21.  Benefit of Facility Letter
     (a) We may assign any of our rights under the Facility Letter but you may not assign any of your rights.

     (b) We may disclose to a potential assignee of all or any part of our rights under the Facility Letter such information about you as we think fit.

22.  Joint and Several Liability

     Where you comprise more than one person, all representations, warranties and undertakings given by you pursuant to the Facility shall be deemed to be given by each of you jointly and severally and all liabilities of you to us pursuant to the Facility shall be deemed to be the joint and several liabilities of each of you.


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



23.  Entire Agreement

     The Facility Letter and this Appendix shall constitute the entire agreement between you and us in respect of the Facility and shall replace all existing oral and written agreements between you and us in respect hereof. In the event of any inconsistency between the terms and conditions set out in this letter and our standard terms applying generally to FXCs or the terms of any specific FXC, the Facility Letter shall prevail.

24.  Governing Law

     The Facility Letter is governed by and shall be construed in accordance with the Laws of Jersey and by accepting the Facility you are deemed to submit to the non-exclusive jurisdiction of the Royal Court of Jersey.



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